Exhibit 2.5

AMENDING AGREEMENT

THIS AMENDING AGREEMENT made the 12th day of July, 2007.

B E T W E E N:

TECK COMINCO LIMITED,

a corporation existing under the laws of Canada

(hereinafter called the “Offeror”)

- and -

AUR RESOURCES INC.,

a corporation existing under the laws of Canada

(hereinafter called the “Company”)

                WHEREAS the Offeror has offered to purchase all outstanding common shares of the Company in accordance with a support agreement dated July 3, 2007 entered into between the Offeror and the Company (the “Support Agreement”);

                AND WHEREAS the Offeror and the Company wish to amend certain provisions of the Support Agreement;

                NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

1.             Amendments to the Support Agreement

(a)                                  The Offeror and the Company agree that subsection 1.1(a) of the Support Agreement is hereby amended by deleting the references to “$3,089,028,335 in cash” and “21,972,463 Offeror Shares” in clause (ii) of subsection 1.1(a) and substituting therefor references to “$3,089,335,835 in cash” and “21,971,959 Offeror Shares”.

(b)                                 Subsection 1.1(f)(ii) of the Support Agreement is hereby amended by adding the word “government” before the words “(including any Governmental Entity)”.

(c)                                  Paragraph (b) — Capitalization — of Schedule C to the Support Agreement is hereby amended by deleting the reference to “1,784,000 Common Shares” and substituting therefor a reference to “1,794,000 Common Shares”.

2.             Confirmation of Support Agreement

                The Offeror and the Company hereby confirm that the Support Agreement remains in full force and effect, unamended except as provided for in this Amending Agreement.

3.             Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.  Delivery of an executed counterpart of the signature page to this Agreement by facsimile or by other means of recorded electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

                IN WITNESS WHEREOF this Agreement has been executed and delivered as of the date first above written by the duly authorized representatives of the parties hereto.

TECK COMINCO LIMITED

By:	/s/ Donald R. Lindsay
Name:	Donald R. Lindsay
Title:	President and Chief Executive Officer

By:	/s/ Peter C. Rozee
Name:	Peter C. Rozee
Title:	Senior Vice-President,
Commercial Affairs

AUR RESOURCES INC.

By:	/s/ James W. Gill
Name:	James W. Gill
Title:	President and Chief Executive Officer

By:	/s/ Peter N. McCarter
Name:	Peter N. McCarter
Title:	Executive Vice-President,
Corporate Affairs